HOTCHKIS AND WILEY FUNDS
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 5th day of February, 2009, to the Transfer Agent Servicing Agreement, dated as of October 19, 2001, as amended, (the “Transfer Agent Agreement”), is entered into by and between HOTCHKIS AND WILEY FUNDS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Transfer Agent Agreement; and

WHEREAS, the parties desire to amend the Funds of the Transfer Agent Agreement; and

WHEREAS, Section 6 of the Transfer Agent Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that Exhibit A of the Transfer Agent Agreement is superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Transfer Agent Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HOTCHKIS AND WILEY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Anna Marie Lopez	By: /s/ Michael R. McVoy
Printed Name: Anna Marie Lopez	Printed Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Exhibit A to the Transfer Agent Servicing Agreement – Hotchkis and Wiley Funds

Separate Series of Hotchkis and Wiley Funds

Name of Series	Date Added
Hotchkis and Wiley All Cap Value Fund	12-31-2002
Hotchkis and Wiley Core Value Fund	08-24-2004
Hotchkis and Wiley Large Cap Value Fund	10-19-2001
Hotchkis and Wiley Mid-Cap Value Fund	10-19-2001
Hotchkis and Wiley Small Cap Value Fund	10-19-2001
Hotchkis and Wiley High Yield Fund	on or after 03-31-2009